NEWS RELEASE


                    Powerful Connections For America(TM)


                              Investor Contact:  Debra O'Shea
                                                 Director, Investor Relations
                                                 312-906-3774

                              Media Contact:     Kathy Mattson
                                                 Corporate Communications
                                                 312-906-3575

                 USN COMMUNICATIONS, INC. ADOPTS STOCKHOLDER
                                RIGHTS PLAN

CHICAGO, August 10, 1998 - USN Communications, Inc. (Nasdaq: USNC) (the "Company"), announced today that its Board of Directors adopted a Stockholder Rights Plan pursuant to which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of the Company held by stockholders of record as of the close of business on August 24, 1998. The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on August 24, 2008.

Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $50.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock.

If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, then each Right not owned by a 15%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if, after any person becomes a 15%-or- more stockholder, USN Communications, Inc. is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 15 days (subject to extension) following a public announcement that a 15% position has been acquired.

Details of the Stockholder Rights Plan are outlined in a letter which will be mailed to all stockholders.

Certain of the statements made in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. USN believes that its primary risk factors include, but are not limited to: the number and size of competitors in its markets; law and regulatory policy; dependence on technology and third parties, including provisioning and billing systems and services; and the mix of products and services offered in its target markets. Additional information concerning these and other potential important factors can be found in USN's SEC filings. USN undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Any statements should be evaluated in light of these important factors.

USN Communications is one of the largest and fastest growing independent competitive local exchange carriers. The company delivers "powerful connections" for small to medium-sized businesses by integrating a complete range of communications services, including local, long-distance, cellular and Internet, supported by unparalleled customer service. USN was founded in 1994, has 50 offices located throughout the Midwest, Northeast and Mid-Atlantic and currently provides telecommunications service in more than 45 states.

For more information on USN Communications, visit the company's Web site located on the Internet at WWW.USNCOMM.COM.

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